701 Evans Avenue	telephone:	(416) 626-6000
8th Floor	facsimile:	(416) 626-8650
Toronto, Ontario Canada	email:	info@mscm.ca
M9C 1A3	website:	www.mscm.ca

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to the Registration Statement on Form F-3, Registration No. 333-161983, of our reports, dated May 31, 2009, relating to the financial statements and the effectiveness of internal controls over financial reporting of A-Power Energy Generation Systems, Ltd., appearing in the Annual Report on Form 20-F of A-Power Energy Generation Systems, Ltd. for the year ended December 31, 2008.  We also consent to the reference to us under the headings “Experts” in such Prospectus.

/s/ MSCM LLP

MSCM LLP
Chartered Accountants
Licensed Public Accountants
November 23, 2009